UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported): September 1, 2021

PHX MINERALS INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 NW Expressway,
Suite 1100
Oklahoma City, OK	73118
(Address of principal executive offices)	(Zip code)

(405) 948-1560

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Securities registered pursuant in Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01666 par value	PHX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.	Entry into a Material Definitive Agreement.

New Credit Agreement

On September 1, 2021 (the “Closing Date”), PHX Minerals Inc. (the “Company”) entered into a four-year Credit Agreement (the “Credit Agreement”) with the lenders listed on the signature pages to such agreement and Independent Bank, as Administrative Agent and Letter of Credit Issuer, which has an initial borrowing base in the amount of $27,500,000.  All capitalized terms not defined herein shall have the meaning assigned to them in the Credit Agreement.

The Credit Agreement provides for up to $100 million in borrowings from time to time by the Company, and will mature four years from the Closing Date on September 1, 2025. The Credit Agreement also includes a sublimit of up to 10% of the Borrowing Base for the issuances of letters of credit.

The Credit Agreement replaced the Company’s prior revolving credit facility set forth in the Amended and Restated Credit Agreement dated as of November 25, 2013 (as amended, the “Existing Credit Agreement”), among the Company (formerly named Panhandle Oil and Gas, Inc., formerly named Panhandle Royalty Company), each lender party thereto, and BOKF, NA dba Bank of Oklahoma, as administrative agent, which the Company repaid in full and terminated the Existing Credit Agreement. Borrowings under the Credit Agreement may be used for to provide funds for gas and oil exploration, production, acquisitions, and general working capital purposes.

Interest on the Credit Agreement will be calculated based on either (a) LIBOR plus an applicable margin ranging from 2.750% to 3.750% per annum based on the Company’s Borrowing Base Utilization or (b) the greater of (1) the Prime Rate in effect for such day, or (2) the overnight cost of federal funds as announced by the US Federal Reserve System in effect on such day plus one-half of one percent (0.50%), plus, in each case, an applicable margin ranging from 1.750% to 2.750% per annum based on the Company’s Borrowing Base Utilization. Under the terms of the Credit Agreement, a 5% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

The Credit Agreement contains financial and various other covenants that apply to the Company and that are common in such agreements, including a (a) maximum ratio of consolidated Funded Indebtedness to consolidated pro forma EBITDAX of 3.50 to 1.00, calculated on a rolling four-quarter basis, and (b) minimum ratio of consolidated Current Assets to consolidated Current Liabilities (excluding the Loan Balance) of 1.00 to 1.00. Other negative covenants include restrictions on the Company’s ability to incur debt, grant liens, make fundamental changes, and engage in certain transactions with affiliates. The Credit Agreement also restricts the Company’s ability to make certain restricted payments if both before and after the Restricted Payment (i) the Available Commitment is less than or equal to ten percent (10%) of the Borrowing Base or (ii) the Leverage Ratio on a pro forma basis is greater than 2.50 to 1.00.

The Credit Agreement also contains certain affirmative covenants and events of default customary for facilities of this type. If an event of default under the Credit Agreement exists and is continuing, the Lenders may terminate their commitments and accelerate the maturity of the Company’s outstanding obligations under the Credit Agreement.

All obligations under the Credit Agreement are secured, subject to permitted liens and other exceptions, by a first-priority security interest on substantially all of the Company’s personal property and at least 80% of the total value of the proved, developed and producing Oil and Gas Properties owned by the Company.

The above summary does not purport to be a complete description of the Credit Agreement and is qualified in its entirety by the contents of the Credit Agreement, attached hereto as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

In conjunction with entering into the Credit Agreement, the Company terminated the Existing Credit Agreement.  The Existing Credit Agreement was scheduled to mature on November 30, 2023. The Company incurred no material early termination penalties in connection with the termination of the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated as of September 1, 2021 among PHX Minerals Inc., each lender from time to time party thereto, and Independent Bank, as Administrative Agent and L/C Issuer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHX MINERALS INC.

		By:	/s/ Chad L. Stephens
Chad L. Stephens
Chief Executive Officer

DATE:	September 3, 2021